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                           May 26, 2020

       Bruce K. Lee
       Chief Executive Officer
       Heartland Financial USA, Inc.
       1398 Central Avenue
       Dubuque, Iowa 52001

                                                        Re: Heartland Financial
USA, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed May 18, 2020
                                                            File No. 333-238459

       Dear Mr. Lee:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Donald
Field at 202-551-3680 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance